As filed with the Securities and Exchange Commission
                                 on May 30, 2000
                                                 Registration No. 333-
                                                                  ------------

-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          DEL GLOBAL TECHNOLOGIES CORP.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

     New York                                           13-1784308
----------------------------                      --------------------
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or                               Identification No.)
organization)



                   One Commerce Park, Valhalla, New York 10595
-------------------------------------------------------------------------------
            (Address of Principal Executive Offices)    (zip code)

      DEL GLOBAL TECHNOLOGIES CORP. AMENDED AND RESTATED STOCK OPTION PLAN
-------------------------------------------------------------------------------
                            (Full title of the plan)

                               Leonard A. Trugman
                 Chairman, Chief Executive Officer and President
                          Del Global Technologies Corp.
                      One Commerce Park, Valhalla, NY 10595
-------------------------------------------------------------------------------
                     (Name and address of agent for service)


                                 (914) 686-3600
-------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                 With a copy to:
                             Martin M. Goldwyn, Esq.
                        Tashlik, Kreutzer & Goldwyn P.C.
                             833 Northern Boulevard
                              Great Neck, NY 11021
                                 (516) 466-8005

                         Calculation of Registration Fee



                                       Proposed            Proposed
Title of                               maximum             maximum               Amount of
securities to be    Amount to be       offering price      aggregate offering    registration
registered (1)      registered (2)     per share (3)       price (3)             fee

Common Stock,
$.10 par value      770,000 shares     $8.28             $6,375,600            $1,772.42
per share


(1) The proposed commencement of sales is to be as soon as practicable after the Registration Statement has become effective and upon the exercise of any option granted under the Plan.

(2) There are also being registered hereunder such additional shares of the Registrant's common stock as may be issuable in connection with adjustments under the Plan to reflect certain changes in the Registrant's capital structure, including stock dividends or stock split-ups.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 475(h) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price has been based upon (a) the registration hereunder of (i) an aggregate of 750,000 additional shares of the Registrant's common stock to be issued pursuant to options granted under the Del Global Technologies Corp. Amended and Restated Stock Option Plan (the "Plan") and (ii) 20,000 additional shares of the Registrant's common stock of which shares are reserved for issuance pursuant to Del Global Technologies Corp.'s 401(k) Plan ("401(k) Plan") and (b) the proposed maximum offering price per share. The proposed maximum offering price per share represents the average of the high and low sales prices of $8.50 and $8.063, respectively, of the Registrant's Common Stock on the Nasdaq National Market on May 25, 2000.

                                EXPLANATORY NOTE
                                ----------------


     The  Registration  Statement  has  been  prepared  in  accordance  with the requirements of General Instruction E to Form S-8, as amended. One of the purposes of this Registration Statement is to register an additional 750,000 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Del Global Technologies Corp. (the "Company"), which shares of Common Stock have been reserved for issuance upon the exercise of options to purchase Common Stock granted pursuant to the Del Global Technologies Corp. Amended and Restated Stock Option Plan (the "Plan"). 3,124,293 shares of Common Stock (including stock dividends) have been previously registered for issuance under the Plan pursuant to Registration Statements on Form S-8 on January 25, 1988, File No. 33-19772; September 17, 1992, File No. 33-52088; May 13, 1994, File No. 33-78910; December
28, 1995, File No.  33-65439,  July 30, 1996, File No. 33-09133 and December 24,
1998, File No. 333-69723 (the "Registration Statements"). On February 10, 2000, the shareholders of the Company authorized the increase in the number of the Common Stock authorized for issuance under the Plan to 3,874,293. The contents of such Registration Statements are incorporated herein by reference.

     The Registration Statement has been further prepared to register 20,000 shares of Common Stock reserved for issuance under the Company's 401(k) Plan.

     In accordance with General Instruction E to Form S-8, as amended, the Company has provided the above-referenced information, which information is required in this Registration Statement and is incorporated herein by reference. Moreover, as specifically required by General Instruction E, the necessary opinion and consents are attached hereto as Exhibits 5.1, 23.1 and 23.2.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
           ---------------------------------------

     The following documents which have heretofore been filed by Del Global Technologies Corp. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") or the Securities Act of 1933, as amended (the "1933 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

     (a) the Company's Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and the exhibits thereto, filed under Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 0-3319);

     (b) the Company's Annual Report on Form 10-K for the year ended July 31, 1999 and the exhibits thereto, filed under Section 15(d) of the Exchange Act;

     (c) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 1999 and prior to the termination of the offering of securities covered by this Registration Statement; and

     (d) the description of the Company's Common Stock contained in a Registration Statement of the Company filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.    Description of Securities.
           -------------------------

     The Company's Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

Item 5.    Interests of Named Experts and Counsel.
           --------------------------------------

     Not applicable.

                                  LEGAL OPINION

     The legality of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Tashlik, Kreutzer & Goldwyn P.C., 833 Northern Boulevard, Great Neck, New York 11021. A member of Tashlik, Kreutzer & Goldwyn P.C. beneficially owns approximately 15,954 shares of the Company's Common Stock and options to purchase approximately 37,569 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 6.    Indemnification of Directors and Officers.
           -----------------------------------------

     (a) Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     (b) Paragraph TWELFTH of the Company's Certificate of Incorporation limits directors' liability as permitted by Section 402(b) of the NYBCL and reads in its entirety as follows:

               "TWELFTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit:


                (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omission were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the New York Business Corporation Law, or

                (b) the liability of any director for any act or omission prior to the adoption of the amendment including this paragraph in the Certificate of Incorporation of the Corporation."

     The Company maintains directors and officers liability insurance covering all directors and officers of the Company arising against claims arising out of the performance of their duties.

Item 7.    Exemption From Registration Claimed.
           -----------------------------------

     Not Applicable.

Item 8.    Exhibits.
           --------

           5.1 Opinion of Tashlik, Kreutzer & Goldwyn P.C. to the legality of the shares being registered

          23.1    Consent of Deloitte & Touche LLP

          23.2    Consent of Tashlik, Kreutzer & Goldwyn P.C.(included in
                  Exhibit 5.1)

Item 9.    Undertakings.
           ------------

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3)of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


          Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mt. Pleasant, State of New York, on the 26th day of May, 2000.

                                    DEL GLOBAL TECHNOLOGIES CORP.

                                    By: s/Leonard A. Trugman
                                       --------------------------------------
                                        Leonard A. Trugman, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

s/Leonard A. Trugman
--------------------
Leonard A. Trugman     Chairman of the Board, Chief               May 26, 2000
                       Executive Officer, President and
                       Director

s/Natan V. Bertman
--------------------
Natan V. Bertman       Director                                   May 26, 2000

s/David Michael
--------------------
David Michael          Director                                   May 26, 2000

s/James M. Tiernan
--------------------
James M. Tiernan       Director                                   May 26, 2000

s/Seymour Rubin
--------------------
Seymour Rubin          Director                                   May 26, 2000

s/Roger J. Winston
--------------------
Roger J. Winston       Director                                   May 26, 2000

s/Michael Taber
--------------------
Michael Taber          Chief Financial Officer                    May 26, 2000

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Mt. Pleasant, State of New York, on the 26th day of May, 2000.


                                         DEL GLOBAL TECHNOLOGIES CORP.'S
                                         401(K) PLAN


                                         By: s/Leonard A. Trugman
                                             ----------------------------------
                                             Leonard A. Trugman, Trustee


                                         By: s/David Engel
                                             ----------------------------------
                                             David Engel, Trustee


                                         By: s/Seymour Rubin
                                             ----------------------------------
                                             Seymour Rubin, Trustee

                                  EXHIBIT INDEX
                                  --------------

                                                                Sequentially
                                                                Numbered Pages
                                                                ---------------

Exhibit 5.1 Opinion of Tashlik, Kreutzer & Goldwyn PC..................Page 12

Exhibit 23.1 Consent of Deloitte & Touche LLP..........................Page 15

Exhibit 23.2 Consent of Tashlik, Kreutzer & Goldwyn PC
             (included in Exhibit 5.1).................................Page 17

                                   EXHIBIT 5.1

                                                                    EXHIBIT 5.1
                        TASHLIK, KREUTZER & GOLDWYN P.C.
                             833 Northern Boulevard
                              Great Neck, NY 11021





                                                     May 30, 2000



Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

Gentlemen:

     This opinion and the consent to use our name are furnished in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") by Del Global Technologies Corp., a New York corporation (the "Company"), for registration under the Act of 750,000 shares of common stock, par value $.10 per share (the "Common Stock"), which may be issued upon the exercise of options granted or to be granted under the Company's Amended and Restated Stock Option Plan (the "Plan") and 20,000 shares of Common Stock which may be issued under the Company's 401(k) Plan (the "401(k) Plan").

     We have acted as counsel to the Company and have participated in the preparation and filing of the aforementioned Registration Statement. As such counsel, we have examined the Certificate of Incorporation and By-Laws of the Company, the Plan, the proceedings taken by the Company with respect to the filing of such Registration Statement and such other documents as we have deemed necessary and appropriate.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of the State of New York.


     2. The 750,000 shares and 20,000 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued, sold and paid for in accordance with the Plan and the 401(k) Plan, respectively, will be duly and validly issued, fully paid and non-assessable.

Securities and Exchange Commission
May 30, 2000
Page 2





     A member of this firm beneficially owns shares of Common Stock and options to purchase additional shares of Common Stock.

     We hereby consent to the use of this opinion as an exhibit to the aforementioned Registration Statement and to the use of our name under the caption "Legal Opinion" in the Registration Statement.


                                             Very truly yours,




                                             s/Tashlik, Kreutzer & Goldwyn P.C.








TK&G:pcs

                                  EXHIBIT 23.1


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Del Global Technologies Corp. and Subsidiaries on Form S-8 of our report dated October 20, 1999, appearing in the Annual Report on Form 10-K of Del Global Technologies Corp. and Subsidiaries for the year ended July 31, 1999.


s/Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP
New York, New York
May 26, 2000

                                  EXHIBIT 23.2

                                                                   EXHIBIT 23.2



                               CONSENT OF COUNSEL



     The consent of Tashlik, Kreutzer & Goldwyn P.C. is contained in their opinion filed as Exhibit 5.1.